Exhibit 5

May 10, 2006

Dominion Homes, Inc.

5000 Tuttle Crossing Boulevard

Dublin, OH 43016-5555

RE:	Dominion Homes, Inc. – Registration Statement for Offering of an Additional
750,000 Common Shares under Dominion Homes, Inc. Amended and Restated
2003 Stock Option and Incentive Equity Plan

Dear Ladies and Gentlemen:

We have acted as counsel to Dominion Homes, Inc., an Ohio corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 750,000 common shares, no par value, of the Company (the “Common Shares”) for issuance under the Company’s Amended and Restated 2003 Stock Option and Equity Incentive Plan, as amended (the “Incentive Plan”). On May 10, 2006, the Company’s shareholders approved an amendment to the Incentive Plan increasing the number of Common Shares authorized for issuance under the Incentive Plan from 500,000 to 1,250,000. On May 6, 2003, the Company registered 500,000 Common Shares for issuance under the Incentive Plan by a Registration Statement on Form S-8 (Registration Statement No. 333-105028).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation       S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the amendment of the Incentive Plan. Based on such review, we are of the opinion that, if, as and when Common Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the Incentive Plan and in accordance with the Registration Statement, such Common Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the amendment of the Incentive Plan or the Common Shares issuable under the Incentive Plan.

Very truly yours,

/s/ Vorys, Sater, Seymour & Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP